                                                           EXHIBIT 23.2

                    CONSENT OF INDEPENDENT ACCOUNTANTS


The Board of Directors
inTEST Corporation

We consent to incorporation by reference in the registration statements (Nos. 333-44059 and 333-33722) on Form S-8 of inTEST Corporation of our report dated May 5, 2000, relating to the restated consolidated balance sheets of inTEST Corporation and subsidiaries as of December 31, 1999 and 1998, and the related restated consolidated statements of earnings, comprehensive earnings, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1999, which report appears in the Form 8-K/A of inTEST Corporation dated March 9, 2000.




                                   /s/ KPMG LLP


Philadelphia, Pennsylvania
May 15, 2000